UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2014 (December 16, 2014)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Third Amended and Restated Expense Support Agreement

On December 16, 2014, RREEF Property Trust, Inc. (the “Company”) entered into a third amended and restated expense support agreement (the “Third Amended Expense Support Agreement”) with RREEF America L.L.C., the Company’s sponsor and advisor (“RREEF America”). Pursuant to the terms of the Third Amended Expense Support Agreement, RREEF America may incur expense payments until the earlier of (1) the date the Company has surpassed $200 million in aggregate gross proceeds from the Company’s public offering, which the Company refers to as the gross proceeds limit, or (2) the date the aggregate expense payments by RREEF America exceed $9.2 million, which the Company refers to as the expense payment limit. The Company will continue to incur and pay certain fees and property level expenses (inclusive of acquisition related expenses and interest expense on borrowed funds secured by properties). In addition, commencing with the fourth calendar quarter of 2014, the Company, as opposed to RREEF America, will begin to incur and pay certain operating expenses, which operating expenses will not be treated as expense payments and for which the Company will not be entitled to reimbursement from RREEF America. The amount of operating expenses the Company incurs during each calendar quarter will be limited to no more than 25% of an amount equal to the greater of (1) 2.0% of the Company’s average invested assets (as defined in the Company's advisory agreement with RREEF America (the "Advisory Agreement")) or (2) 25% of the Company’s net income (as defined in the Advisory Agreement) over the four calendar quarters immediately prior. Any total operating expenses in excess of such limit will be incurred by RREEF America and will be deemed expense payments, subject to the expense payment limit and the gross proceeds limit. In the fourth calendar quarter of 2014, the Company will also pay approximately $350,000 in organizational and offering expenses, which payment will not be considered an expense payment and for which the Company will not be entitled to reimbursement from RREEF America. Thereafter, the Company does not anticipate paying any additional organizational and offering expenses during the term of the Third Amended Expense Support Agreement, and any organizational and offering expenses not incurred and paid by the Company will be incurred and paid by RREEF America and will be deemed expense payments, subject to the expense payment limit and the gross proceeds limit.

Following the date that the expense payment limit or the gross proceeds limit is reached, (1) RREEF America will cease incurring expense payments, and (2) thereafter, any organizational and offering expenses and operating expenses incurred by RREEF America on the Company’s behalf or on behalf of RREEF Property Operating Partnership, LP, the Company’s wholly-owned subsidiary and operating partnership (the “Operating Partnership”), will be subject to reimbursement by the Company to RREEF America on no less than a monthly basis pursuant to the terms of the Advisory Agreement, subject to the limits set forth in the Advisory Agreement, as applicable.

Commencing with the first calendar quarter of the calendar year immediately following the calendar year in which either the expense payment limit or the gross proceeds limit is reached, within the first 30 calendar days of such first calendar quarter and within the first 30 days of each subsequent calendar quarter, the Company will pay to RREEF America an amount in cash calculated pursuant to the terms of the Third Amended Expense Support Agreement, which the Company refers to as a reimbursement payment, until the Company has reimbursed the aggregate of all expense payments. Notwithstanding the foregoing, the Company may, in its sole discretion, reimburse RREEF America for all or any portion of the expense payments at any time in advance.

The amount of the reimbursement payment for any calendar quarter in which a reimbursement payment is required will equal the lesser of (1) $250,000, which the Company refers to as the maximum reimbursement, and (2) the aggregate amount of all expense payments made by RREEF America prior to the last day of the previous calendar quarter that have not been previously reimbursed to RREEF America, until the Company has reimbursed RREEF America for the aggregate of all expense payments; provided, however, that the maximum reimbursement will be increased (i) from $250,000 to $325,000 commencing with the quarter immediately following the calendar quarter in which the Company surpasses $850 million in gross proceeds from its public offering and (ii) from $325,000 to $400,000 commencing with the quarter immediately following the calendar quarter in which the Company surpasses $1.9 billion in gross proceeds from the Company’s public offering. In all cases, however, such reimbursement payments to RREEF America will be subject to reduction as necessary in order to ensure that (1) such reimbursement payment will not adversely affect the Company’s ability to maintain its status as a REIT for federal tax purposes and (2) such reimbursement payment will not cause the aggregate organizational and offering expenses paid by the Company to exceed 15% of the gross proceeds from the sale of shares in its offering as of the date of the reimbursement payment. The amount of such reimbursement payment will not be aggregated with the Company’s cumulative operating expenses for any four consecutive calendar quarters that includes the calendar quarter in which such reimbursement payment is paid, and instead the amount of the unreimbursed expense payment comprising such reimbursement payment will have previously been aggregated with the Company’s total operating expenses for the four calendar quarter periods ending with the calendar quarter in which such expense payment was originally incurred, which the Company refers to as prior 2%/25% periods. If an unreimbursed expense payment incurred during a prior 2%/25% period exceeded the 2%/25% guidelines (as defined in the Advisory Agreement) for such prior 2%/25% period, the amount of such excess will only be reimbursed pursuant to Third Amended Expense Support Agreement to the extent that the Company’s independent directors previously approved such excess with respect to the applicable prior 2%/25% period.

In addition, the Third Amended Expense Support Agreement provides that the Company will reimburse RREEF America in cash for all remaining unreimbursed expense payments (“Lump Sum Payment”) in the event that, for a period of two consecutive calendar quarters, (1) the Company has positive cash flow for the quarter after the payment of a 5.0% annualized dividend, excluding any reinvestment of dividends, and (2) the Company’s dividends paid for the quarter are one hundred percent or less as a percentage of both the Company’s funds from operations, as defined by the National Association of Real Estate Investment Trusts, and modified funds from operations, as defined by the Investment Program Association, for such quarter. In all cases, however, such Lump Sum Payments to RREEF America will be subject to reduction as necessary in order to ensure that (1) such Lump Sum Payment will not adversely affect the Company’s ability to maintain its status as a REIT for federal tax purposes and (2) such Lump Sum Payment will not cause the aggregate organizational and offering expenses paid by the Company to exceed 15% of the gross proceeds from the sale of shares in the offering as of the date of the Lump Sum Payment. The amount of such Lump Sum Payment will not be aggregated with the Company’s total operating expenses for any four consecutive calendar quarters that includes the calendar quarter in which the Lump Sum Payment is made, and instead, the amounts of the unreimbursed expense payments comprising the Lump Sum Payment will have been previously aggregated with the Company’s cumulative operating expenses for the prior 2%/25% periods in which such unreimbursed expense payments were originally incurred. If an unreimbursed expense payment incurred during a prior 2%/25% period exceeded the 2%/25% guidelines for such prior 2%/25% period, the amount of such excess will only be reimbursed as part of the Lump Sum Payment to the extent that the Company’s independent directors previously approved such excess with respect to the applicable prior 2%/25% period.

The foregoing summary of the Third Amended Expense Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Amended Expense Support Agreement, a copy of which is attached as Exhibit 10.1.

Revolving Credit Facility

On December 17, 2014, the Operating Partnership and the Company entered into a second amendment (the “Second Amendment”) to the Operating Partnership's secured revolving credit facility (the “Credit Facility”) providing for up to $50.0 million of borrowings (subject to increase as described below) pursuant to the credit agreement dated May 1, 2013, as amended (the “Credit Agreement”), with Regions Capital Markets, as sole lead arranger and sole book runner, Regions Bank (“Regions Bank”), as lender and administrative agent, and other lending institutions that may become parties to the Credit Agreement (collectively, the “Lenders”). Pursuant to the Credit Agreement, all borrowings of the Operating Partnership under the Credit Facility are guaranteed by the Company.

Pursuant to the Second Amendment, from December 17, 2014 through one business day after the Company demonstrates a tangible net worth of at least $50 million as of the last day of the most recently ended fiscal quarter, the Company’s borrowings under the Credit Facility will carry a specified interest rate which, at the Company’s option, may be comprised of (1) a base rate currently equal to the prime rate plus 1.50%, or (2) a rate based on the LIBOR rate plus 2.50%. In addition, certain covenants were revised by the Second Amendment such that unless the Company has a tangible net worth of at least $30 million as of the earlier of the last day of the fiscal quarter in which a specified covenant trigger event occurs and December 31, 2014, or the Company’s fixed charge coverage ratio calculated as of that same date is less than 1.50 to 1.00, then a default under the line of credit will not be triggered but the undrawn commitments may be reduced to zero, in which case the Company will have no ability to borrow additional funds nor re-borrow amounts subsequently repaid. Furthermore, if the financial support provided by RREEF America under the Advisory Agreement and the Third Amended Expense Support Agreement with the Company ends or is otherwise terminated, then the interest rate on the Credit Facility will increase by 100 basis points above the then-current interest rate. The Credit Facility matures on May 1, 2015, and contains a single one-year extension option, subject to the satisfaction of certain conditions.

The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is attached as Exhibit 10.2.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

The information set forth under Item 1.01 Revolving Credit Facility of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 8.01    Other Events.

Waiver of Performance Component of Advisory Fee

RREEF America has waived any performance component of the advisory fee earned in 2014.

Change to the Company's Valuation Guidelines

The Company’s board of directors has amended the Company’s valuation guidelines to clarify that the Company's calculation of NAV per share includes, among other components, accruals for organization and offering expenses.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

The exhibits filed as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ James N. Carbone
Name:	James N. Carbone
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Date: December 22, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amended and Restated Expense Support Agreement, dated December 16, 2014, by and between RREEF Property Trust, Inc. and RREEF America L.L.C.
10.2
Second Amendment to Credit Agreement, dated as of December 17, 2014, by and among RREEF Property Operating Partnership, LP, as borrower, RREEF Property Trust, Inc., as guarantor, Regions Bank, as Lender and administrative agent, and Regions Capital Markets, as sole lead arranger and sole book runner.